                           VULII- PruLife Custom Premier
                               Prospectus Filing May 2006

                 Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, and how charges against sub-account assets were deducted from annual investment returns of the sub-accounts

                 Hypothetical Gross Annual Investment Return                         6.00%
                 less       Arithmetic Average of
                            Total Contractual Porfolio Expenses            -         0.81%
                 less       Guaranteed
                            Mortality and Expense Fee                      -         0.45%
                                                                                  ---------
                 Fund Crediting Rate (Net Annual Investment Rate)          =         4.74%

                           VULII- PruLife Custom Premier
                             Prospectus Filing May 2006

   Male     Preferred    NonSmoker                     Level Death Benefit  (Type A)
Age:                  32                               CVAT
Face:            100,000                               Maximum Charges
TTR:                   0                               Assume Annual Payment of 1200 in all years
                                                       Hypothetical Annual Return of 6% Gross, 4.74% Net
Policy --- Year 5
                              (0a)           (0b)          (1)          (2)          (3)         (4)        (5)          (6)           (7)           (8)            (9)              (10)           (11)           (12)             (13)               (14)
                              BOP            BOP                                     Per         Per       Montly                     Total                        Total              EOP                          EOP               EOP                EOP
                            Contract        Accum        Premium     Per Policy    Premium      $1,000      Cost       Monthly       Contract     Surrender         Cash             Basic        Corridor       Corridor           Death              Accum
   Month        YEAR          Fund          Prems          Paid        Loads        Loads        Load      Of Ins     Interest         Fund        Charges       Surr Value           DB           Factor           DB            Benefits          Prems Paid

     1           5            2,479          5,300         1,200          10         162          13         15             13        3,493           457             3,035         100,000         4.08          14,251           100,000             6,521
     2           5            3,493          6,521             -          10           -          13         15             13        3,469           457             3,011         100,000         4.08          14,152           100,000             6,542
     3           5            3,469          6,542             -          10           -          13         15             13        3,444           457             2,987         100,000         4.08          14,052           100,000             6,564
     4           5            3,444          6,564             -          10           -          13         15             13        3,420           457             2,962         100,000         4.08          13,953           100,000             6,585
     5           5            3,420          6,585             -          10           -          13         15             13        3,395           457             2,938         100,000         4.08          13,853           100,000             6,607
     6           5            3,395          6,607             -          10           -          13         15             13        3,371           457             2,913         100,000         4.08          13,752           100,000             6,628
     7           5            3,371          6,628             -          10           -          13         15             13        3,346           457             2,889         100,000         4.08          13,651           100,000             6,650
     8           5            3,346          6,650             -          10           -          13         15             13        3,321           457             2,864         100,000         4.08          13,550           100,000             6,672
     9           5            3,321          6,672             -          10           -          13         15             13        3,296           457             2,839         100,000         4.08          13,448           100,000             6,694
    10           5            3,296          6,694             -          10           -          13         15             13        3,271           457             2,814         100,000         4.08          13,346           100,000             6,716
    11           5            3,271          6,716             -          10           -          13         15             13        3,246           457             2,789         100,000         4.08          13,244           100,000             6,738
    12           5            3,246          6,738             -          10           -          13         15             12        3,221           457             2,763         100,000         4.08          13,141           100,000             6,760

( 0a)       BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)       BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)        Premium paid  = 1200

(2)        Per Policy load = $10 per month.

(3)        Sales and Admin Load = 13.5% of premium paid

(4)        Per $1,000 load  -   $0.13 per month per 1,000 of insurance amount

(5)        Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male NonSmoker

(6)        Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.74% is the crediting interest rate.

(7)        Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)        Surrender Charges =  Surrender Charge premium * Surrender Charge percentage where surrender charge premium = $847 and surrender charge percentage = 54% for the 5th policy year.

(9)        Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)        EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)        Corridor factor  - cash value accumulation corridor factor for Male age 32 NonSmoker CVAT

(12)        EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)        EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)        EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5